UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 3, 2026
STONERIDGE, INC.
(Exact Name of Registrant as Specified in its Charter)

Ohio	001-13337	34-1598949
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377
(Address of Principal Executive Offices, and Zip Code)
(248) 489-9300
Registrant’s Telephone Number, Including Area Code
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	SRI	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) Departure of Principal Officer
Effective June 8, 2026, Robert J. Hartman, Jr. will cease to serve as Interim Chief Financial Officer and Treasurer of Stoneridge, Inc. (the “Company”) in connection with the appointment of a permanent Chief Financial Officer and Treasurer as described below. Mr. Hartman will continue to serve as the Company’s Chief Accounting Officer.
(c) Appointment of Principal Officer
On June 3, 2026, the Board of Directors (the “Board”) of the Company appointed Scott R. Humphrey, age 55, as Chief Financial Officer and Treasurer of the Company, effective June 8, 2026. In his capacity as Chief Financial Officer and Treasurer, Mr. Humphrey will serve as the Company’s principal financial officer.
Mr. Humphrey has over 25 years of progressive experience in international finance and operations management within both public and private equity-owned companies. From 2023 until joining the Company Mr. Humphrey was not employed. During this period, he focused on personal matters and professional development. From 2020 to 2023, Mr. Humphrey served as Chief Financial Officer and Treasurer of Fox Factory Holding Corp. (NASDAQ: FOXF), a global leader in the design and manufacture of specialty sports and on- and off-road vehicles with annual revenues in excess of $1.6 billion, where he led a global finance and accounting team of more than 125 employees. From 2019 to 2020, Mr. Humphrey served as Interim Chief Financial Officer of Hibbett Sports, Inc. (NASDAQ: HIBB), an athletic-inspired fashion retailer with over 1,100 stores and more than $1 billion in annual revenues. Prior to those roles, Mr. Humphrey held positions of increasing responsibility, including Chief Financial Officer and Treasurer of Ciner Resources LP (NYSE: CINR) from 2013 to 2018 and Corporate Treasury Director of Schweitzer-Mauduit International, Inc. (NYSE: SWM) from 2009 to 2013.
Mr. Humphrey holds a Master of Business Administration from Georgetown University and a Bachelor of Science in Finance from Boston College. He is a Certified Treasury Professional and a Six Sigma Certified Green Belt.
Other than the compensation summarized below, there are no arrangements or understandings between Mr. Humphrey and any other person pursuant to which Mr. Humphrey was appointed as Chief Financial Officer and Treasurer. There are no family relationships between Mr. Humphrey and any director or executive officer of the Company. There are no transactions in which Mr. Humphrey has an interest requiring disclosure under Item 404(a) of Regulation S-K.
In connection with Mr. Humphrey’s appointment, the Company entered into an offer letter with Mr. Humphrey, dated May 14, 2026 (the “Offer Letter”). Pursuant to the Offer Letter, Mr. Humphrey will receive an annual base salary of $475,000, will be eligible to participate in the Company’s annual incentive plan with a target bonus opportunity of 75% of his base salary, and will receive a special sign-on equity grant equal in market value to $300,000 of restricted stock units that vests ratably on the anniversary of the date of grant over a three year period under the Company’s Long-Term Incentive Plan. In addition, he will be eligible to participate in annual grants under the Long-Term Incentive with a target of 90% of his then current base salary. Mr. Humphrey will also be eligible to participate the Company’s Severance Plan and will receive a customary Change in Control Agreement that provides for 24-month base salary and benefits continuation, subject to a double trigger provision (change in control and loss of position within 24 months. He will also be eligible to participate in the Company’s employee benefit plans generally available to the Company’s executive officers. He will also receive a lump sum payment of $75,000 to cover relocation expenses which shall be grossed up and which payment will be subject to full repayment if Mr. Humphrey voluntarily separates or is terminated for cause within two years. The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letter, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
A copy of the press release issued by the Company announcing Mr. Humphrey's appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01    Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description

10.1	Offer Letter, dated May 14, 2026, between Stoneridge, Inc. and Scott R. Humphrey*

99.1	Press Release of Stoneridge, Inc., dated June 3, 2026

104	Cover Page Interactive Data File (the Cover Page Interactive Data File is embedded within the Inline XBRL document)
* Indicates a management contract or compensatory plan or arrangement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stoneridge, Inc.

Date: June 3, 2026	/s/ Robert J. Hartman Jr.
Robert J. Hartman Jr. Interim Chief Financial Officer and Treasurer (Principal Financial Officer)